CITRUS FINANCIAL SERVICES, INC.
                   1717 Indian River Boulevard
                    Vero Beach, Florida  32960


                         PROXY STATEMENT
                  ANNUAL MEETING OF SHAREHOLDERS
                          March 28, 1997


Solicitation and Voting of Proxies

     This Proxy Statement and the accompanying Proxy Card are being furnished to shareholders of Citrus Financial Services, Inc. ("Citrus" or the "Company") in connection with the solicitation of proxies by the Board of Directors to be used at the Company's Annual Meeting of Shareholders ("Annual Meeting") or any adjournment thereof, which will be held on Monday, April 28, 1997 at 5:00 p.m., Eastern Time at the Company's headquarters located at 1717 Indian River Boulevard, Vero Beach, Florida.

     Regardless of the number of shares of common stock owned, it is important that shareholders be represented by proxy or in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed Proxy Card and returning it signed and dated in the enclosed postage prepaid envelope. Shareholders are urged to indicate the way they wish to vote in the space provided on the Proxy Card. Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted "FOR" the management director nominees set forth below; "FOR" the ratification of Rex Meighen & Company as the independent auditors of Citrus for the fiscal year ending December 31, 1996; and if necessary, "FOR" approval to adjourn the Annual Meeting to further solicit Proxies.

Revocation of Proxy

     A shareholder's presence at this Annual Meeting will not automatically revoke his or her proxy. Shareholders may revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date, or by attending this Annual Meeting and voting in person.

Voting Securities

     The securities which may be voted at this Annual Meeting consist of shares of common stock of Citrus ("Common Stock") with each share entitling its owner to one vote for the election of directors and any other matters that may come before the Annual Meeting. The close of business on March 14, 1997 has been fixed by the Board of Directors as the record date ("Record Date") for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and any adjournment thereof. The total number of shares of the Company's Common Stock outstanding on the record date was 854,099 shares which are held by approximately 450 shareholders.

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum to approve any Proposal at the time of the Annual Meeting, this Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Certain Shareholders

     As of March 14, 1997, no persons or apparent groups of persons, other than Officers or Directors of the Company and the Bank, are known by management to own beneficially five percent or more of the outstanding shares of Citrus' Common Stock.

                PROPOSAL I - ELECTION OF DIRECTORS

     The Board of Directors of Citrus, as proposed herein, will be composed of eight members. The Board of Directors are divided into three classes and the terms of each class are staggered so that approximately one-third of the directors are elected each year. Terms for directors are three years. Currently there are three Class I directors, three Class II directors, and two Class III directors. Three Class I directors have been nominated by the Board to stand for election at this Annual Meeting.

     Management's nominees to fill the three-year terms are Hubert Graves, Jr., Earl H. Masteller, and Walter E. Smith, Jr., all of whom are presently directors of Citrus.

     It is intended that the proxies solicited by the Board of Directors will be voted "FOR" the election of said nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend. At this time the Board of Directors knows of no reason why any nominee might not be able to serve.

     The Board of Directors recommends that shareholders vote "FOR" election of the nominees

     The following table describes the period that each nominee has served as a director of Citrus, his position and offices held, with the Company, his principal occupation or employment, and further contains information as of March 14, 1997, with respect to the beneficial ownership (as such term is defined under the Rules and Regulations of the Securities Exchange Commission) of the Company's Common Stock held by each nominee, each director and all directors as a group.

Name, age, principal                          Amount and nature
occupation, director-                Current    of beneficial
ships and business         Director   term      ownership of        Percent
experience                  since    expires    Common Stock       of class(1)

Management's nominees
 for three-year terms:

Class I Directors
Hubert Graves, Jr.,
Age 66.                    1989        1997       136,052(2)          10.1%
President of Hubert
Graves Citrus, Inc.
since 1965. President
of HGX, Inc. since
1977.

Earl H. Masteller,
Age 58.                    1989        1997        56,966(3)           4.2%
President of Masteller
& Moler Associates,
Inc., since 1985.
Vice President of
Masteller, Moler and
Reed, Inc., since 1987.
Vice President of
Sickels & Masteller,
Inc., since 1972.

Walter E. Smith, Jr.,
Age 56.                    1990        1997        109,333(4)          8.1%
Owner and operator of
Unocal 76 Truck stops
in Florida and Georgia
since 1973.

Continuing Directors:

Class II Directors

Robert L. Brackett,
Age 62.                    1989        1998        101,394(5)          7.5%
Chairman of the Board
of The Company and
Citrus Bank since 1990.
Treasurer and Director
of Credit Data Services,
Inc. since 1977.
Principal Shareholder
of Promotion Specialties
and Awards, Inc. since
1987.

Roy H. Lambert,
Age 66.                     1994       1998        211,597(6)         15.7%
Chairman of Regency
Windsor, Inc. since
1974.

James R. Thompson,
Age 68.                     1990       1998          2,450(7)          0.2%
Consulting Engineer for
Regency Windsor Capital,
Inc. since 1988.
President of Regency
Acquisitions, Inc. from
1980 to 1988.

Name, age, principal                         Amount and nature
occupation, director-              Current     of beneficial
ships and business       Director    term       ownership of        Percent
experience                  since   expires     Common Stock        of class

Class III Directors
Josh C. Cox, Jr.,
Age 55.                     1993     1999         144               - -(8)
President and Chief
Executive Officer of
the Company since
June 1994. President
and Chief Executive
Officer of the Bank
since June, 1994. Bank
Consultant since 1976.
President and Chief
Executive Officer of
First Guaranty Bank,
Hammond, Louisiana from
1986 to 1991.

Louis L. Schlitt,
Age 61.                     1989     1999         70,762(9)       5.2%
President of Schlitt
Insurance Services, Inc.
since 1983. President of
Louis Schlitt, Inc.
since 1984.


(1) Percentage computed on 854,099 shares issued and outstanding, plus 427,065 shares subject to presently exercisable stock purchase warrants granted in connection with the Company's stock offering, and 68,784 shares subject to presently exercisable stock options for a total of 1,349,948 beneficial shares.

(2) Includes 53,252 shares subject to presently exercisable stock purchase warrants granted in connection with the Company's initial stock offering. Includes 68,400 shares owned jointly by Mr. Graves and his spouse, 7,200 shares owned by Hubert Graves Citrus, Inc. and 7,200 shares owned by HGX, Inc., both of which Mr. Graves is the President and principal shareholder.

(3) Includes 17,756 shares subject to presently exercisable stock purchase warrants granted in connection with the Company's initial stock offering. Includes 17,286 shares individually, 18,057 shares owned jointly with his wife, 3,680 shares held by his individual retirement account and 187 shares held in his wife's individual retirement account.

(4) Includes 50,725 shares subject to presently exercisable stock purchase warrants granted in connection with the Company's initial stock offering. Includes 58,608 shares in the Walter E. Smith Revocable Trust.

(5) Includes 21,734 shares subject to presently exercisable stock purchase warrants granted in connection with the Company's initial stock offering. Includes 7,372 shares owned by Mr. Brackett individually, 280 shares owned by his wife, and 72,000 shares owned by Mr. Brackett as Trustee.

(6) Includes 87,253 shares subject to presently exercisable stock purchase warrants granted in connection with the Company's initial stock offering. Includes 124,200 shares owned by the Revocable Trust of Roy H. Lambert of which Mr. Lambert is the beneficiary, and 144 shares owned by Mr. Lambert individually.

(7) Includes 1,010 shares subject to presently exercisable stock purchase warrants granted in connection with the Company's initial stock offering. Includes 124,200 shares owned by the Revocable Trust of Roy H. Lambert, of which Mr. Thompson is the sole Trustee, and 1,440 shares owned individually.

(8)  Represents less than 1% of outstanding shares.

(9) Includes 52,614 shares subject to presently exercisable stock purchase warrants granted in connection with the Company's initial stock offering. Includes 6,852 shares owned individually by Mr. Schlitt, 7,860 shares held by the Schlitt Insurance Profit Sharing Plan, 3,120 shares held by his wife's individual retirement account, and 76 shares owned in trust for Mr. Schlitt's son, David J. Schlitt for whom Mr. Schlitt is trustee and 240 shares held by his individual retirement account.

Board of Directors Meetings

   Citrus conducts its business through meetings of the Board of Directors. During the fiscal year ended December 31, 1996, the Board of Directors held five meetings. No director of the Company, attended fewer than 75% of the total meetings of the Board of Directors.

Committees of the Board of Directors

   The Board of Directors of the Company does not have standing Committees.

Directors' Compensation

   Citrus paid director fees of $3,000 to its Directors for the period ending December 31, 1996 and Citrus Bank paid director fees of $49,500 for the same period.

Executive Compensation

   The table below identifies the Chief Executive Officer and other principal officers of Citrus or of its wholly owned subsidiary Citrus Bank, whose total annual cash compensation exceeded $100,000 during the fiscal year ended December 31, 1996.

                     Summary Compensation Table


                                                               Long-term
                                    Annual Compensation       compensation    All
Name and                                      Other annual                   other
principal position    Year  Salary(1)  Bonus  compensation(2) Stock options  compensation
Josh C. Cox, Jr.      1996  $160,000    None   $ 17,853         20,000         None
President and Chief   1995  $160,000    None   $   8,701         None          None
Executive Officer     1994  $ 81,544    None   $   7,333         None          None
since July 1, 1994    1993     --       --          --            --            --


(1) Mr. Cox's annual base salary for the fiscal year 1997 is $160,000. This base salary is considered to be compensation for Mr. Cox's service as President and Chief Executive Officer of both the Company and the Bank.

(2) Other annual compensation includes an annual automobile allowance of $9,000, director fees of $5,500 and annual club dues of $3,353.

Benefits

     Insurance: Citrus Bank's full-time officers and employees are provided hospitalization, major medical, short and long-term disability, dental insurance and term life insurance under group plans on generally the same basis to all full-time employees. The Bank pays 95% of the costs of this insurance.

     Bonuses: Neither the Company nor the Bank has an established bonus policy for employees; however, based upon Citrus' operating results for 1996, the Bank's Board of Directors awarded $3,000 in bonuses to employees of the Bank during the year ended 1996. The payment of any bonus is at the sole discretion of the Board of Directors.

     401(k) Plan: During 1990 Citrus Bank adopted a 401(k) Plan ("401[k]") which covers all of the employees of the Bank who have completed at least one year of service and who are at least 20 years of age. The effective date of the 401(k) was January 1, 1990. Eligible employees who choose to participate in the 401(k) may contribute from 1% to 20% of their annual base salary to the 401(k). The Bank may match up to 100% of all employee contributions which are equal to or less than $9,500 of base salary. In addition, the Bank may elect to make additional contributions to the 401(k) based upon the Bank's annual profit. Contributions made by the Bank do not vest in an individual employee until that employee has 2 years of service, at which time 25% of contributions made are earned. For each additional year of service, an employee will earn another 25% until the end of year five when an employee will be 100% vested. The Bank did not contribute to the 401(k) for the fiscal year ended December 31, 1996 or in previous years.


               PROPOSAL II  - APPOINTMENT OF AUDITORS
              FOR FISCAL YEAR ENDING DECEMBER 31, 1996

     Citrus' independent auditors for the fiscal year ended December 31, 1996, were Rex Meighen & Company. The Board of Directors appointed Rex Meighen & Company to be its independent auditors for the fiscal year ending December
31, 1996 and would like the shareholders to ratify that appointment. A member of the firm will be present at the Annual Meeting to respond to shareholders questions and will have the opportunity to make a statement if he so desires.

     The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of Rex Meighen & Company as independent auditors for the fiscal year ending December 31, 1996.


            PROPOSAL III - ADJOURNMENT OF ANNUAL MEETING

     The Board of Directors of Citrus seeks your approval to adjourn the Annual Meeting in the event that the number of proxies sufficient to approve Proposals I, II and III are not received by April 28, 1997. In order to permit proxies that have been received by Citrus at the time of the Annual Meeting to be voted, if necessary, for adjournment, Citrus is submitting the question of adjournment to permit further solicitation of proxies as a separate matter for your consideration.

If it is necessary to adjourn the Annual Meeting and the adjournment is for a period of less than 30 days, no notice of the time and place of the adjourned meeting need be given the shareholders, other than an announcement made at the Annual Meeting.

     The Board of Directors recommends that shareholders vote "FOR" approval to adjourn the Meeting.

Solicitation

     The cost of soliciting proxies on behalf of the Board of Directors for the Annual Meeting will be borne by Citrus. Proxies may be solicited by directors, officers or regular employees of the Company or Citrus Bank in person or by telephone, telegraph or mail. Citrus will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable out-of-pocket expenses in doing so.

Shareholder Proposals

     In order to be eligible for inclusion in Citrus' proxy material for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such Annual Meeting must be received at the Corporate Office of the Company, 1717 Indian River Boulevard, Suite 100, Vero Beach, Florida 32960, on or before January 22, 1998. Proposals must comply with the provisions of 17 C.F.R. Section 240.14a-8 ("Rule 14a") of the rules and regulations of the Securities and Exchange Commission in order to be included in the Company's proxy materials.

     New business may be taken up at the Annual Meeting, provided the proposal is stated in writing and filed with the Secretary of the Company at least five days before the Annual Meeting. Any shareholder may make any other proposal at the Annual Meeting and the same may be discussed and considered, but unless stated in writing and filed with the Company's Secretary by the above date, such proposal shall be laid over for action at an adjourned Annual Meeting or at a Special Meeting taking place 30 or more days thereafter. This provision does not prevent the consideration and approval or disapproval at the Annual
Meeting of reports of officers, directors and committees; but in connection with such reports, no new business shall be acted upon at such Annual Meeting unless stated and filed as provided herein.

Financial Statements

     A copy of the Annual Report for the fiscal year ended December 31, 1996, accompanies this Proxy Statement. The Annual Report includes Financial Statements, which information is incorporated herein by reference.

Report on Form 10-KSB

     Shareholders of Citrus can obtain a copy of the Company's Annual Report for the fiscal year ended December 31, 1996 on Form 10-KSB as filed with the Securities and Exchange Commission by making a written request therefor to the Company, Attention: Henry O. Speight, Senior Vice President and Chief Financial Officer, 1717 Indian River Boulevard, Suite 100, Vero Beach, Florida 32960.

Copies of exhibits and basic documents filed with that Report or referenced therein will be furnished to shareholders of record upon request.


Other Matters

     The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                        Citrus Financial Services, Inc.,



Vero Beach, Florida
March 28, 1997